Exhibit 10.43.3

IMS HEALTH INCORPORATED

Executive Annual Incentive Plan

Performance Restricted Stock Incentive Plan

Summary of 2007 Performance Goals

And Award Opportunities

This is a summary of the terms of authorization of awards for 2007 under the Executive Annual Incentive Plan (“AIP”) and the related Performance Restricted Stock Incentive Plan (“PERS Plan”).  The PERS Plan is an established program of IMS Health Incorporated (the “Company”) implemented under the 1998 Employees’ Stock Incentive Plan (the “ESIP”).  These awards are authorized, and the AIP and PERS Plan administered, by the Human Resources Committee (the “Committee”).  If there is any conflict between the terms of this summary and the AIP, PERS Plan (as implemented in resolutions of the Committee or otherwise), ESIP, or any resolution, award agreement, or other document having legal effect with respect to the matters summarized herein, such other plan or document shall govern.

Part I.    2007 Performance Goal

                (a)           AIP.  Individuals selected to participate in the AIP for 2007 shall earn the AIP annual incentive award for 2007 based on the achievement of financial performance goals and other measures of performance and discretionary factors that may be considered by the Committee.  The AIP 2007 financial performance goals will be weighted 50% for revenue and 50% for operating income, each determined on a consolidated basis.  In addition, if such financial performance equals or exceeds 80% of the targeted level of performance for each of the revenue and operating income components of the financial performance goal, the Committee may exercise discretion to adjust the award upward, subject to the determinations of the Committee and in no event to result in a payout in excess of 200% of the individual’s target payout or in excess of the maximum individual award under the AIP.  The Committee intends to exercise this discretion as follows:

•

Progress in achieving strategic objectives: The level of achievement of strategic objectives will be determined by the CEO and reported to the Committee with a recommendation as to adjustments, if any; the Committee will determine whether to adjust the payout levels upward or downward with respect to each financial objective by up to 10% based on achievement of strategic objectives. With respect to the CEO, the level of achievement of strategic objectives will be determined by the Committee.

•

Individual performance under PMP: Individual awards will be further adjusted upward or downward in accordance with the Annual Incentive Payout Guidelines under the Performance Management Program (“PMP”), which assesses individual achievement of goals and work-related skills/behaviors.

•	Other discretionary adjustment: The Committee also retains discretion to adjust awards upward or downward by 20% based on such other factors as the Committee may deem relevant.

These are guidelines representing the intent of the Committee, but the Committee retains discretion, consistent with the terms of the Plan, to adjust any award downward and, if any upward adjustment is authorized, to determine the basis for and amount of such adjustment, subject to the individual maximum specified above and the applicable award limits under the AIP.

                (b)           PERS Plan.  For 2007, each participant shall be awarded PERS (restricted stock units) having a value equal to the AIP annual incentive earned and paid for 2007 performance.

PERS shall vest and become non-forfeitable if the participant remains in service until the first business day of January, 2010, subject to the terms of the ESIP, any Employment Agreement between the participant and the Company, and the customary terms of the form of restricted stock units (PERS) agreement previously approved by the Committee.  The maximum PERS award that may be earned shall be limited in accordance with applicable award limits under the ESIP.

                (c)           Financial Performance Goal.

                (i)            Component Payout Percentage Table.  The “Component Payout Percentage Table ” for the AIP financial performance goal for 2007 shall be as follows.  Percentages appearing in the table are referred to in this Summary as Component Payout Percentages:

		Downside	Downside		Upside	Upside
Performance	Floor	Minimum	Cliff	Target	Potential	Maximum
Revenue
Component	0%	75%	85%	100%	150%	200%

Operating
Income
Component	0%	75%	90%	100%	150%	200%

The Committee has separately specified the levels of Revenue and Operating Income that correspond to the Floor, Downside Minimum, Downside Cliff, Target, Upside Potential, and Maximum performance levels.

                (ii)           Award Opportunities Earned For Financial Performance.  The financial Performance Goal shall be deemed achieved at the end of the Performance Period in accordance with the following:  First, the Committee shall determine the level of achievement of the revenue component of the Performance Goal and the operating income component of the Performance Goal, and for each the corresponding “Component Payout Percentage.”  (Example:  Revenue at target has a Component Payout Percentage of 100%.)  For component performance between any two performance levels (e.g., between “Floor” and “Downside Minimum”), the Component Payout Percentage will be interpolated.  For performance below the “Floor” level, the Component Payout Percentage will be zero, and for performance above the Upside Maximum, the Component Payout Percentage will be 200%.  Second, the “Financial Performance Payout Percentage” will be determined as the sum of 50% of the Component Payout Percentage for revenues and 50% of the Component Payout Percentage for operating income.

                (d)           Discretionary Adjustments.  If the threshold performance requirement specified in Part I(a) above is met, the Committee will consider whether to make discretionary adjustments to the participant’s award (expressed as a percentage of the target payout) based on progress toward strategic objectives, assessed individual performance under the PMP, and other discretionary considerations (as specified in Part I(a)).

                (e)           Final Annual Incentive Award.  The Committee will calculate the participant’s final AIP incentive award for 2007 by multiplying his or her Target Award by the percentage determined under Part I(c) and (d) above,  In no event, however, will the final AIP annual incentive exceed the applicable maximum award limit specified in the AIP.

                (f)            Adjustments to Performance Goals.  The Committee may determine in its discretion to adjust each component of the financial Performance Goal and the threshold performance required for the individual Performance Goal, and shall adjust such components to eliminate the positive and negative effects of extraordinary items, including acquisitions (including effects in 2006 from the proposed merger with VNU NV), and changes in accounting principles from 2005, including the adoption of FAS123R, provided that no such adjustment is authorized or may be made with respect to a Covered Employee if and to the extent that such authorization or adjustment would cause the Performance Goal not to meet the applicable requirements of Treasury Regulation § 1.162-27(e)(2) under the Code.  In addition, the Committee retains “negative discretion” to limit or eliminate the amount payable in settlement of any Award.

Part II.  Award Payout/PERS Grant

                A participant’s annual incentive award earned under the AIP for 2007 performance will be payable promptly upon determination by the Committee, and in no event more than 2.5 months after the end of the Company’s 2007 fiscal year, unless such award is validly deferred under a deferral plan of the Company.  In addition, PERS will be granted to such participant at the time the annual incentive award is payable to the participant (disregarding any elective deferral) in an amount equal to the amount of such annual incentive divided by the average fair market value based on the average high/low stock price per share of Company Common Stock over the final 20 trading days of 2007.  Unless otherwise determined by the Committee (and subject to the terms of the AIP and any employment agreement or change-in-control agreement between the participant and the Company), no amount will be payable under the AIP and no PERS will be granted to a participant who does not remain employed by the Company or a subsidiary at the payment date determined by the Committee under this Part II.

Part III. Participants and Target Award Opportunities

The participants in the AIP and PERS Plan for 2007, and the target Award opportunities of each, are set forth by the Chairman of the Board and Chief Executive Officer and approved by the Committee annually, and may from time to time be revised or supplemented.  AIP award opportunities are designated under the AIP.  With respect to PERS, Award opportunities and shares that may be issued or delivered in settlement of PERS shall be governed by and drawn from the ESIP.  The foregoing notwithstanding, the Chief Executive Officer of the Company may modify or cancel any Award opportunity or Award granted to any participant in order to comply with local laws or customs in any jurisdiction other than the United States, or to avoid undue administrative expense with respect to such foreign jurisdiction, but no such modification or cancellation is authorized with respect to a person likely to be a Covered Employee as defined in the AIP at the time compensation is payable hereunder.